Exhibit 4.32

SHARE TRANSFER AGREEMENT

for

50% Minus One Share

of

Sichuan Aipu Network Co., Ltd.

by and between

Langfang Xunchi Computer Data Processing Co., Ltd.

and

Tibet Xingtao Culture Communication Co., Ltd.

Dated December 14, 2017

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2017 by and among:

(1)	Langfang Xunchi Computer Data Processing Co., Ltd., a company duly incorporated under the laws of the PRC, with its registered address at Room 1919, Unit 1, Building 1, Rongsheng Development Building, Xiangyun Road, Economic and Technological Development District, Langfang, Hebei Province (“Party A” or “Transferor”);

(2)	Tibet Xingtao Culture Communication Co., Ltd., a company duly incorporated under the laws of the PRC, with its registered address at No. 1308, Industrial District, Duilongdeqing District, Lhasa, Tibet (“Party B” or “Transferee”); and

(3)	Sichuan Aipu Network Co., Ltd. (the “Purchaser”), a company duly incorporated under the laws of the PRC, with its registered address at No. 6 Jiuxing Avenue, High-tech District, Chengdu (the “Target Company”).

Each of the Party A, Party B and the Target Company is hereinafter referred to as a “Party” and collectively the “Parties”.

WHEREAS,

1.	Sichuan Aipu Network Co., Ltd. (the “Target Company”) is a company duly incorporated and existing under the laws of the People’s Republic of China;

2.	Party A is one of the shareholders of the Target Company, holding 50% minus one share of the Target Company;

3.	Party A desires to transfer to Party B, and Party B desires to purchase from Party A, the 50% minus one share of the Target Company (“Target Shares”).

NOW, THEREFORE, in consideration of the foregoing, through friendly negotiation, the Parties hereby agree as follows:

Article 1.     Definitions

Unless otherwise agreed herein, the following words and expressions have the meanings as follows:

“Transferor” means Langfang Xunchi Computer Data Processing Co., Ltd.;

“Transferee” means Tibet Xingtao Culture Communication Co., Ltd.;

“Target Company” means Sichuan Aipu Network Co., Ltd.;

“Business Day” means any day other than a Saturday, a Sunday or legal holiday in China.

“PRC” means the People’s Republic of China, and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

Article 2.     Conditions to the Closing

For the avoidance of doubt, the Parties acknowledge that the conditions to the closing under this Agreement shall be deemed to have been completed on an as is basis, and Party A is not obliged to perform any additional obligations in connection with the Target Company to complete the Closing.

Article 3.     Purchase Price

Subject to the terms and conditions of this Agreement, Party A agrees to transfer the shares of Target Company it holds to Party B at the purchase price of RMB 1. Party B shall pay the purchase price to Party A within three (3) business days upon the execution of the Agreement.

Article 4.     Procedures and Conditions to Payment

4.1	The bank account designated by Party A to receive the Purchase Price is as follows:

Account Name: Langfang Xunchi Computer Data Processing Co., Ltd.

Bank: Industrial and Commercial Bank of China, Langfang, Chaoyang Branch

Account No.: 0410 0016 0930 0066 467

4.2	The Parties agrees that all undistributed dividends, rights, interests and obligations in connection with the Target Shares shall be transferred and be performed by Party B upon the transfer of Target Shares from Party A to Party B.

4.3	Upon the completion of the transfer of the Target Shares, Party A and Party B shall cause the Target Company to issue the register of members of the Target Company to Party B; meanwhile, Party A and Party B shall cause the Target Company to update the register of members of the Target Company accordingly. Notwithstanding the foregoing, whether the Target Company issues the registered share certificate or updates the register of members of the Target Company shall not affect the effect of the transfer of the Target Shares. The Target Shares shall be transferred to Party B at the Closing Date.

Article 5.     Closing Date

Unless otherwise agreed in this Agreement, the closing date shall be the effective date of the execution of this Agreement (“Closing Date”).

Article 6.     Representations and Warranties

6.1	Representations and Warranties of the Transferor:

(1)	The Transferor has all requisite legal and corporate power and authority to execute this Agreement and to perform its obligations under this Agreement;

(2)	The representations and warranties herein shall be true, correct and complete when made, and shall remain true, correct and complete as of the Closing Date.

6.2	Representations and Warranties of the Transferee:

(1)	The Transferee has all requisite legal and corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement;

(2)	The representations and warranties herein shall be true, correct and complete when made, and shall remain true, correct and complete as of the Closing Date.

Article 7.     The Changes of Board of Directors, Board of Supervisors and Management Team

7.1	Upon the Closing Date, the directors of the Target Company appointed by the Transferor shall resign from the board of directors, and the Transferor is entitled to appoint new director(s). The Target Company shall take all necessary actions to cause the board of directors to be formed in accordance with the foregoing arrangement, and to register with the competent administration for industry and commerce.

7.2	Upon the Closing Date, the supervisors of the Target Company appointed by the Transferor (if any) shall resign from the board of supervisors, and the Transferor is entitled to appoint new supervisor(s). The Target Company shall take all necessary actions to cause the board of supervisors to be formed in accordance with the foregoing arrangement, and to register with the competent administration for industry and commerce .

7.3	Upon the Closing Date, the members of the management team of the Target Company appointed by the Transferor shall resign, and the management team of the Target Company shall be composed of the members appointed by the Transferee and the existing management team of the Target Company.

Article 8.     Notice

8.1	The Form of Notice

Any notice under this Agreement or in connection with this Agreement shall be delivered in accordance with the following recipient information:

	Address	Phone	Attention
Party A	Room 1919, Unit 1, Building 1, Rongsheng Development Building, Xiangyun Road, Economic and Technological Development District, Langfang, Hebei Province	188 1147 0122	GONG Bo

Party B	No. 1308, Industry District, Duilongdeqing District, Lhasa, Tibet	189 8080 0022	ZHANG Kaiheng

Target Company	No. 6 Jiuxing Avenue, High-tech District, Chengdu	189 8080 0022	ZHANG Kaiheng

Article 9.     Term

This Agreement shall become effective on the date of execution by all Parties, and shall terminate upon the completion of all the matters herein.

Article 10.     Confidentiality

10.1	The terms of this Agreement and this Agreement itself shall be confidential information, and each Party shall not disclose such information to any third party, other than the officers, directors, employees, agents and professional consultants involved in the transaction contemplated under this Agreement; provided that, as a matter of necessity, such person needs to know this Agreement and related information. Notwithstanding the foregoing, the Parties may disclose the information with respect to this Agreement to the government, the public or shareholders as required by laws, or submit this Agreement to the competent authorities for filing.

10.2	The Article 10 shall remain in full force and effect regardless of whether this Agreement is altered, dissolved or terminated.

Article 11.     Governing Law and Disputes Resolution

11.1	Governing Law

The execution, validity, performance, interpretation and the disputes resolution of this Agreement shall be governed by the laws of PRC.

11.2	Disputes Resolution

If there is any dispute arising out of or relating to this Agreement, the Parties shall use their best efforts to settle the dispute through amicable negotiation. If the negotiation fails, each party is entitled to submit the dispute for arbitration at Beijing Arbitration Commission in accordance with the Beijing Arbitration Commission Arbitration Rules in force at the time of the commencement of the arbitration. The arbitration shall take place in Beijing. The arbitral award shall be final and binding upon all parties.

Article 12.     General Provisions

12.1	Tax Expenses

Each of the Parties shall assume their respective taxes and expenses incurred in connection with the negotiation and preparation of documentation and the transfer of shares.

12.2	Amendment

Any amendment to this Agreement shall be made in writing, and shall be become effective upon the execution of all Parties.

12.3	Unexercised Rights or Delayed Exercise of Rights

Any failure or delay to exercise any right or remedy conferred by this Agreement or the laws will not impair or constitute a waiver of such right or remedy, nor will it impair or constitute a waiver of any other rights or remedies. The partial exercise of any right under this Agreement or laws will not prevent the further exercise of such right or remedy, or hamper the exercise of any other right or remedy.

12.4	Non-exclusive Remedies

The rights and remedies of each Party contained in this agreement are cumulative, and shall not exclude the rights or remedies conferred by law.

12.5	Continuous Binding Effect

This Agreement shall be binding upon any successor of the Parties to this Agreement.

12.6	Severability

If any term of this Agreement is found to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect.

12.7	In the event that the share transfer agreement in the form as required by the administration for industry and commerce for filing is inconsistent with this Agreement, this Agreement shall prevail.

12.8	This Agreement shall be executed in four (4) counterparts. Party B holds two (2) counterparts, and each of Party A and the Target Company holds one (1) counterpart, respectively, each of which shall have equal legal effect. All the schedules and exhibits to this Agreement have the same legal binding effect as the main content of this Agreement.

Article 13.     Entire Agreement

The Register of Members of Sichuan Aipu Network Co., Ltd. as the exhibit to this Agreement and this Agreement constitute the entire agreement entered into by and among all Parties with respect to the subject matter hereunder, and shall replace and supersede any previous agreements entered into by and among all Parties with respect to the subject matter hereunder.

Article 14.     Effectiveness

This Agreement shall become effective on the date of valid execution of this Agreement by all Parties.

Article 15.     Schedules

Register of Members of Sichuan Aipu Network Co., Ltd.

[THE REMINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK, SIGNATURE PAGES FOLLOWS]

[SIGNATURE PAGES]

Party A: /s/ Langfang Xunchi Computer Data Processing Co., Ltd. (Seal)

Party B: /s/ Tibet Xingtao Culture Communication Co., Ltd. (Seal)

Target Company: /s/ Sichuan Aipu Network Co., Ltd. (Seal)

Exhibit: Register of Members of Sichuan Aipu Network Co., Ltd.

REGISTER OF MEMBERS

of

Sichuan Aipu Network Co., Ltd.

Name of Member	Number of Shares	Stock No.	Date of Acquiring the Stocks
LI Jian	2	000000001, 300000000	September 27, 2017

Chengdu Guotao Network Technology Co., Ltd	39,299,999	000000002 - 039300000	June 13, 2016

Tibet Xingtao Culture Communication Co., Ltd.	260,699,999	039300001 - 299999999	December 14, 2017

Sichuan Aipu Network Co., Ltd.
(Seal)

Legal Representative:

Date: December 14, 2017